Exhibit 99.1
July 10, 2017

Contact:	Investor contact:
Media Relations	Lavanya Sareen
(206) 304-0008	Managing Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5656

Alaska Air Group reports June 2017 operational results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported June and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiaries Alaska Airlines, Inc. (Alaska) and Virgin America Inc., (Virgin America), and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers, SkyWest Airlines and Peninsula Airlines.

Air Group's acquisition of Virgin America took place on Dec. 14, 2016. Operational results below include Virgin America results from pre-acquisition periods for comparison.

AIR GROUP
On a combined basis for all operations, Air Group reported an 8.3 percent increase in traffic on a 6.9 percent increase in capacity compared to June 2016. Load factor increased 1.0 point to 87.3 percent.

The following table shows the operational results for June and year-to-date compared to the prior-year periods(1):

	June			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	3,933	3,740	5.2%	21,417	20,335	5.3%
Revenue passenger miles RPM (000,000) "traffic"	4,707	4,348	8.3%	25,270	23,747	6.4%
Available seat miles ASM (000,000) "capacity"	5,389	5,040	6.9%	30,005	28,469	5.4%
Passenger load factor	87.3%	86.3%	1.0 pt	84.2%	83.4%	0.8 pt

(1)	2016 information has been adjusted to include Virgin America operating results for comparison.

ALASKA
Alaska reported an 8.7 percent increase in traffic on a 7.5 percent increase in capacity compared to June 2016. Load factor increased 1.0 point to 87.6 percent. Alaska also reported 82.9 percent of its flights arrived on time in June 2017, compared to 86.5 percent reported in June 2016.

The following table shows Alaska's operational results for June and year-to-date compared to the prior-year periods:

	June			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	2,332	2,182	6.9%	12,767	11,925	7.1%
RPMs (000,000)	3,166	2,912	8.7%	17,314	16,172	7.1%
ASMs (000,000)	3,615	3,363	7.5%	20,344	19,229	5.8%
Passenger load factor	87.6%	86.6%	1.0 pt	85.1%	84.1%	1.0 pt
On-time arrivals as reported to U.S. DOT	82.9%	86.5%	(3.6) pts	80.5%	88.1%	(7.6) pts
VIRGIN AMERICA
Virgin America traffic increased 5.6 percent on a 4.2 percent increase in capacity compared to June 2016. Load factor increased 1.2 points to 88.2 percent. Virgin America also reported 67.1 percent of its flights arrived on time in June 2017, compared to 72.5 percent in June 2016.

The following table shows Virgin America operational results for June and year-to-date compared to the prior-year periods:

	June			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	744	723	2.9%	3,966	3,852	3.0%
RPMs (000,000)	1,171	1,109	5.6%	6,046	5,779	4.6%
ASMs (000,000)	1,328	1,274	4.2%	7,257	6,953	4.4%
Passenger load factor	88.2%	87.0%	1.2 pts	83.3%	83.1%	0.2 pt
On-time arrivals as reported to U.S. DOT	67.1%	72.5%	(5.4) pts	64.0%	76.2%	(12.2) pts

REGIONAL
Regional traffic increased 13.1 percent on a 10.7 percent increase in capacity compared to June 2016. Load factor increased 1.9 points to 83 percent. Regional also reported 79.8 percent of its flights arrived on time in June 2017, compared to 84.6 percent in June 2016.

The following table shows regional operational results for June and year-to-date compared to the prior-year periods:

	June			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	857	836	2.5%	4,684	4,558	2.8%
RPMs (000,000)	370	327	13.1%	1,910	1,796	6.3%
ASMs (000,000)	446	403	10.7%	2,404	2,287	5.1%
Passenger load factor	83.0%	81.1%	1.9 pts	79.5%	78.5%	1.0 pt
On-time arrivals as reported to U.S. DOT	79.8%	84.6%	(4.8) pts	78.7%	88.2%	(9.5) pts

Alaska Airlines, together with Virgin America and its regional partners, flies 40 million guests a year to 118 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada, Costa Rica and Cuba. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North America Satisfaction Study for 10 consecutive years from 2008 to 2017. Alaska Mileage Plan ranked “Highest in Customer Satisfaction with Airline Loyalty Rewards Programs” in the J.D. Power 2016 Airline Loyalty/Rewards Program Satisfaction Report for the last three consecutive years. Learn more about Alaska’s award-winning service and unmatched reliability at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines, Virgin America and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).
# # #